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[LOGO]       THE DEXTER CORPORATION
             ONE ELM STREET, WINDSOR LOCKS, CONNECTICUT 06086  -  860/292-7675



                                                                       EXHIBIT 5

                              April 30, 1996

The Dexter Corporation
One Elm Street
Windsor Locks, CT 06096

         Re:  Shares of Common Stock, Having a Par Value of
              $1.00 Per Share, of The Dexter Corporation to be Issued Pursuant to The Dexter Corporation
              1996 Non-Employee Directors' Stock Plan

Gentlemen:

         I have acted as counsel for The Dexter Corporation (the "Company"), in connection with The Dexter Corporation 1996 Non-Employee Directors' Stock Plan (the "Plan").

         I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon I am of the opinion that the shares of Common Stock, having a par value of $1.00 per share, of the Company that may be issued or sold pursuant to the Plan will be, when issued and sold in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the shares issued and sold pursuant to the Plan under the Securities Act of 1933 and to the reference to me under the caption "Experts and Counsel" in the Registration Statement.

                                              Very truly yours,

                                              /s/ Bruce H. Beatt
                                              Vice President, General
                                                 Counsel and Secretary

EXH5


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